Exhibit 23.1

Independent Auditors’ Consent and Report on Schedule

To the Board of Directors and Stockholders
Restoration Hardware, Inc.
Corte Madera, California

We consent to incorporation by reference in Registration Statement Nos. 333-58684, 333-45638, 333-66065, 333-72288 and 333-81430 of Restoration Hardware, Inc, on Form S-8 and Registration Statement Nos. 333-62178, 333-70624 and 333-74668 of Restoration Hardware, Inc. on Form S-3 of our report dated April 23, 2002 (September 13, 2002 as to Note 1 and December 23, 2002 as to the effects of the restatement discussed in Note 13), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 13, appearing in this Amendment No. 2 to the Annual Report on Form 10-K of Restoration Hardware, Inc. for the year ended February 2, 2002.

Our audit of the financial statements referred to in our aforementioned report also included the financial statement schedule of Restoration Hardware, Inc. listed in Item 14(a)(2). The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
 San Francisco, California
December 23, 2002